Exhibit 99.1

MRV Communications Announces Management Changes

CHATSWORTH, CA – December 6, 2011 – MRV Communications, Inc. (OTCQB: MRVC) (“MRV” or the “Company”), a leading provider of optical communications network infrastructure equipment and integration and managed services, today announced that Dilip Singh has resigned, effective as of today, as Chief Executive Officer of MRV Communications in order to pursue other interests.  The Board of Directors has named Chris King, MRV’s Chief Financial Officer, as the Company’s interim Chief Executive Officer. King will continue to hold the position of Chief Financial Officer during this interim period.

The Board also announced that it has named Barry Gorsun as President and Chief Operating Officer of MRV Communications. Gorsun will also maintain his role as President of MRV’s Optical Communications Systems (“OCS”) division, reporting to the Board.

Interim Chairman of the Board, Philippe Tartavull commented, “The focus of the Board is to maximize value for our shareholders.  With that in mind, the Board has complete confidence in Chris and Barry to effectively lead this company. Chris’s tenure and performance as the Company’s Chief Financial Officer coupled with Barry’s ongoing accomplishments as President of OCS will help to maintain our course.”

Mr. Tartavull further commented, “We thank Dilip for his dedication, commitment and contributions to MRV throughout his tenure as Chief Executive.  We wish him all the best for the future.”

About MRV Communications, Inc.
MRV Communications, Inc. is a leading global provider of carrier Ethernet, wavelength division multiplexing optical transport, infrastructure management equipment and solutions, as well as network integration and managed services. MRV’s solutions enable the delivery and provisioning of next-generation optical transport and carrier Ethernet services over any fiber infrastructure. MRV provides equipment and services worldwide to telecommunications service providers, enterprises, and governments, enabling network evolution and increasing efficiency, while reducing complexity and costs. Through its subsidiaries, MRV operates research and development centers in North America and Europe, along with support centers and sales offices around the world.  For more information about MRV, visit http://www.mrv.com.

Contacts

Investor Relations:

MRV Communications, Inc.

(818) 886-MRVC (6782)

ir@mrv.com

or

CJP Communications for MRV

Thomas J. Rozycki, Jr.

(212) 279-3115 x208

trozycki@cjpcom.com

Media Relations:

MRV Communications, Inc.

pr@mrv.com